INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS ANNOUNCES RECORD THIRD QUARTER RESULTS
AND REAFFIRMS FISCAL 2018 EARNINGS GUIDANCE

Company Maintains Fiscal 2018 Earnings Guidance
While Successfully Navigating Industry Dynamics

AUSTIN, Minn. (August 23, 2018) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the third quarter of fiscal 2018. All comparisons are to the third quarter of fiscal 2017 unless otherwise noted.

EXECUTIVE SUMMARY

•	Record diluted earnings per share of $0.39, up 15% from 2017 EPS of $0.34

•	Fiscal 2018 earnings guidance reaffirmed at $1.81 to $1.95 per share

•	Record net sales of $2.4 billion, up 7%; organic net sales[1] flat

•	Volume of 1.2 billion lbs., up 5%; organic volume[1] up 1%

•	Operating margin of 11.1% compared to 12.7% last year

•	Effective tax rate of 18.4% compared to 34.3% last year

•	Year-to-date cash flow from operations of $743 million, up 40% compared to last year

COMMENTARY
"We reported record sales and earnings for the quarter and remain on track to deliver our full year earnings guidance range amid volatility due to tariffs and broader industry dynamics," said Jim Snee, chairman of the board, president, and chief executive officer. "We continue to execute on our strategic initiatives while investing in growth for the future."

“Grocery Products and International delivered solid results this quarter," Snee said. "Refrigerated Foods' branded value-added strategy was able to offset a dramatic decline in commodity profits. We also saw a strong increase in value-added sales at Jennie-O Turkey Store."

"We increased our advertising investment this quarter and those investments are paying off with growth from brands such as Skippy®, Natural Choice®, Jennie-O®, Applegate®, Wholly Guacamole® and Herdez®," Snee said. "I'm also pleased to report our recent strategic acquisitions of Columbus Craft Meats, Fontanini, and Ceratti are on track with expectations."

FREMONT PLANT DIVESTITURE
"Last week we announced the sale of our Fremont processing facility to WholeStone Farms, LLC," Snee said. "This strategic decision reflects changes in the long-term dynamics of the pork industry and is aligned with our vision as a global branded food company. The Fremont facility has been an important part of our Company for decades, and it was critical we partnered with a buyer that would commit to investments in the facility and team members."

The purchase price is $30 million in cash, subject to adjustments at closing, and the transaction includes a processing facility and a multi-year agreement to supply pork raw materials to Hormel Foods. The Fremont plant harvests 10,500 hogs per day and currently represents one-third of the Company's hog harvest volume and less than one-third of commodity pork earnings. The fiscal 2019 expenses associated with the transaction are anticipated to be $15-$20 million dollars, primarily related to expenses to relocate value-added manufacturing lines to other Hormel Foods facilities and pension-related expenses. Further guidance on the full earnings impact will be provided on the fourth quarter conference call in November. The transaction is expected to close in December 2018.

SEGMENT HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods

•Volume up 5%; organic volume1 down 2%
• Net sales up 10%; organic net sales1 down 3%
•Segment profit flat

Volume and sales increases benefited from the inclusion of the Columbus and Fontanini acquisitions in addition to strong foodservice sales of Austin Blues® smoked barbeque products and retail sales of Hormel® Natural Choice® and Applegate® products. Organic volume and sales decreased due to lower hog harvest volumes.

Refrigerated Foods offset an 88% decline in commodity profits, a double-digit increase in per-unit freight expenses, and higher advertising investments to deliver results in line with last year.

Grocery Products

•Volume down 1%
•Net sales flat
•Segment profit up 4%

Mid-single-digit sales growth in our core Grocery Products portfolio, led by Wholly Guacamole® dips, Herdez® salsas and sauces, and Skippy® peanut butter, was offset by sales declines across the CytoSport portfolio and our contract manufacturing business. Total Grocery Products segment profit increased as core Grocery Products earnings more than offset declines in contract manufacturing. Grocery Products increased advertising for the quarter to support brands such as Skippy® and SPAM®. CytoSport earnings increased for the quarter due to lower selling, general and administrative expenses.

Jennie-O Turkey Store

•Volume up 14%
•Net sales up 8%
•Segment profit down 23%

Volume and sales for the quarter were driven by increases in whole bird and commodity sales in addition to strong value-added sales growth. Value-added sales gains were led by Jennie-O® premium deli products and Jennie-O® lean ground turkey. Segment profit decreased as a result of lower profits from whole bird sales, double-digit increases in per-unit freight costs, and increased advertising investment.

International & Other

•Volume up 9%; organic volume1 down 7%
•Net sales up 11%; organic net sales1 down 3%
•Segment profit up 9%

International sales increases were related to the inclusion of the Ceratti business, higher export sales for SPAM® luncheon meat and Skippy® peanut butter, and stronger sales for the China multinational business. Fresh pork export volume, sales, and profitability declined sharply in the quarter due to the impact of increased tariffs in key markets. Overall earnings increased as improved profitability in China more than offset lower fresh pork export profits and increased advertising investments.

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses increased due to acquisitions and higher advertising investments.

•	Advertising investments were $40 million compared to $24 million last year. Advertising investments for the full year are expected to increase by approximately 20% over last year.

•	Operating margin was 11.1% compared to 12.7% last year.

•
The effective tax rate was 18.4% compared to 34.3% last year. The decline was due to The Tax Cuts and Jobs Act passed in December 2017 and deferred tax remeasurements. The full year effective tax rate for fiscal 2018 is expected to be between 15% and 16% compared to 17.5% and 19.5% previously.

Cash Flow Statement

•
Capital expenditures in the third quarter were $103 million compared to $42 million last year. Capital expenditures for the full year are expected to total approximately $400 million. Key projects include: bacon capacity increases in our Wichita, Kans., facility, a new whole bird facility in Melrose, Minn., improvements to the Austin, Minn., plant and multiple projects designed to increase value-added capacity.

•	Depreciation and amortization expense in the third quarter was $41 million compared to $33 million last year. Expenses for the full year are expected to be approximately $160 million.

•	Share repurchases to date total $45 million, representing 1.3 million shares purchased.

•	The Company repaid $90 million in short-term debt in the quarter.

•
The third quarter dividend marked the 90th year of uninterrupted dividends paid to our shareholders. The Company paid its 360th consecutive quarterly dividend at the annual rate of $0.75 per share, a 10% increase over the prior year.

Balance Sheet

•	Working capital decreased to $757 million from $968 million at the beginning of the year, primarily related to debt retirement and lower accounts receivable.

•	Cash on hand decreased to $269 million from $444 million at the beginning of the year as the Company continued to pay down short-term debt related to the Columbus Craft Meats acquisition.

•	Total debt is $720 million. The debt is split between short-term borrowings of $95 million and long-term borrowings of $625 million.

•	The Company remains in a strong financial position to fund other capital needs.

OUTLOOK
"We are reaffirming our earnings outlook for fiscal 2018. Our strong branded portfolio, focus on innovation, strategic acquisitions, and balanced model will continue to help us mitigate the impacts from foreign trade uncertainty, increased freight costs, and commodity market volatility," Snee said.

	Fiscal 2018 Outlook	Prior 2018 Outlook
Net Sales Guidance (in billions)	$9.40 - $9.60	$9.70 - $10.10
Earnings per Share Guidance	$1.81 - $1.95	$1.81 - $1.95

PRESENTATION

A conference call will be webcast at 8:00 a.m. CT on Thursday, August 23, 2018. Access is available at www.hormelfoods.com and clicking on "Investors." The call will also be available via telephone by dialing 888-220-8451 and providing the access code 8905023. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11:00 a.m. CT, Thursday, August 23, 2018, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a leading global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the tenth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appears on pages 34-40 in the company's Form 10-Q for the quarter ended April 29, 2018, which can be accessed at www.hormelfoods.com under "Investors."

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Organic net sales and organic volume are defined as net sales and volume excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the acquisition of Columbus Craft Meats (November 2017), the acquisition of Fontanini Italian Meats and Sausages (August 2017), and the divestiture of Farmer John (January 2017) in Refrigerated Foods and the acquisition of Ceratti (August 2017) in International. The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures in the third quarter and third quarter year-to-date of fiscal 2018 and fiscal 2017.

NON-GAAP1 VOLUME AND SALES DATA
(Unaudited) (In thousands)

3rd Quarter	FY 2018			FY 2017
VOLUME (LBS.)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Organic % change
Grocery Products	327,890	—	327,890	330,505	(0.8)
Refrigerated Foods	530,337	(37,482)	492,855	503,296	(2.1)
Jennie-O Turkey Store	227,903	—	227,903	200,143	13.9
International & Other	84,763	(12,391)	72,372	78,120	(7.4)
TOTAL	1,170,893	(49,873)	1,121,020	1,112,064	0.8

	FY 2018			FY 2017
NET SALES	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Organic % change
Grocery Products	$617,727	$—	$617,727	$618,859	(0.2)
Refrigerated Foods	1,195,763	(137,803)	1,057,960	1,086,546	(2.6)
Jennie-O Turkey Store	398,058	—	398,058	369,078	7.9
International & Other	147,594	(18,974)	128,620	132,892	(3.2)
TOTAL	$2,359,142	$(156,777)	$2,202,365	$2,207,375	(0.2)

Year to Date	FY 2018			FY 2017
VOLUME (LBS.)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	995,505	—	995,505	1,008,180	—	1,008,180	(1.3)
Refrigerated Foods	1,641,151	(107,544)	1,533,607	1,633,211	(80,454)	1,552,757	(1.2)
Jennie-O Turkey Store	634,140	—	634,140	620,343	—	620,343	2.2
International & Other	262,090	(35,900)	226,190	233,481	—	233,481	(3.1)
TOTAL	3,532,886	(143,444)	3,389,442	3,495,215	(80,454)	3,414,761	(0.7)

	FY 2018			FY 2017
NET SALES	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	$1,863,147	$—	$1,863,147	$1,869,652	$—	$1,869,652	(0.3)
Refrigerated Foods	3,539,186	(383,698)	3,155,488	3,237,071	(100,231)	3,136,840	0.6
Jennie-O Turkey Store	1,160,622	—	1,160,622	1,178,304	—	1,178,304	(1.5)
International & Other	458,048	(59,869)	398,179	389,884	—	389,884	2.1
TOTAL	$7,021,003	$(443,567)	$6,577,436	$6,674,911	$(100,231)	$6,574,680	—

Statements Follow

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	July 29, 2018	July 30, 2017	% Change
NET SALES
Grocery Products	$617,727	$618,859	(0.2)
Refrigerated Foods	1,195,763	1,086,546	10.1
Jennie-O Turkey Store	398,058	369,078	7.9
International & Other	147,594	132,892	11.1
TOTAL	$2,359,142	$2,207,375	6.9

OPERATING PROFIT
Grocery Products	$85,540	$82,116	4.2
Refrigerated Foods	138,497	138,314	0.1
Jennie-O Turkey Store	34,625	44,986	(23.0)
International & Other	18,646	17,111	9.0
TOTAL SEGMENT OPERATING PROFIT	277,308	282,527	(1.8)
Net interest and investment expense (income)	3,834	1,681	128.1
General corporate expense	15,852	2,865	453.3
Noncontrolling interest	110	43	155.8
EARNINGS BEFORE INCOME TAX	$257,732	$278,024	(7.3)

	Thirty-Nine Weeks Ended
	July 29, 2018	July 30, 2017	% Change
NET SALES
Grocery Products	$1,863,147	$1,869,652	(0.3)
Refrigerated Foods	3,539,186	3,237,071	9.3
Jennie-O Turkey Store	1,160,622	1,178,304	(1.5)
International & Other	458,048	389,884	17.5
TOTAL	$7,021,003	$6,674,911	5.2

OPERATING PROFIT
Grocery Products	$281,168	$282,789	(0.6)
Refrigerated Foods	435,638	442,316	(1.5)
Jennie-O Turkey Store	126,855	176,952	(28.3)
International & Other	64,151	62,191	3.2
TOTAL SEGMENT OPERATING PROFIT	907,812	964,248	(5.9)
Net interest and investment expense (income)	14,747	2,463	498.7
General corporate expense	33,637	13,308	152.8
Noncontrolling interest	352	159	121.4
EARNINGS BEFORE INCOME TAX	$859,780	$948,636	(9.4)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017
Net sales	$2,359,142	$2,207,375	$7,021,003	$6,674,911
Cost of products sold	1,899,970	1,754,966	5,562,966	5,183,302
GROSS PROFIT	459,172	452,409	1,458,037	1,491,609
Selling, general and administrative	210,747	176,660	633,668	567,886
Equity in earnings of affiliates	13,141	3,956	50,158	27,376
OPERATING INCOME	261,566	279,705	874,527	951,099
Interest & investment income (expense)	4,601	1,376	5,418	6,643
Interest expense	(8,435)	(3,057)	(20,165)	(9,106)
EARNINGS BEFORE INCOME TAXES	257,732	278,024	859,780	948,636
Provision for income taxes	47,379	95,473	108,694	319,896
(effective tax rate)	18.4%	34.3%	12.6%	33.7%
NET EARNINGS	210,353	182,551	751,086	628,740
Less: net earnings attributable to noncontrolling interest	110	43	352	159
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$210,243	$182,508	$750,734	$628,581

NET EARNINGS PER SHARE
Basic	$0.40	$0.35	$1.42	$1.19
Diluted	$0.39	$0.34	$1.38	$1.17

WEIGHTED AVG. SHARES OUTSTANDING
Basic	530,606	528,165	529,953	528,487
Diluted	543,762	538,814	543,352	539,504

Dividends declared per share	$0.1875	$0.1700	$0.5625	$0.5100

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	July 29, 2018	October 29, 2017
ASSETS
Cash and cash equivalents	$268,982	$444,122
Accounts receivable	559,181	618,351
Inventories	1,001,044	921,022
Income taxes receivable	4,641	22,346
Prepaid expenses	14,542	16,144
Other current assets	5,920	4,538
TOTAL CURRENT ASSETS	1,854,310	2,026,523

Goodwill	2,734,575	2,119,813
Other intangibles	1,236,897	1,027,014
Pension assets	190,050	171,990
Investments in and receivables from affiliates	276,462	242,369
Other assets	192,769	184,948
Property, plant & equipment, net	1,410,310	1,203,251
TOTAL ASSETS	$7,895,373	$6,975,908

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts payable	$488,978	$552,714
Short-term debt	95,000	—
Accrued expenses	58,416	76,966
Accrued worker's compensation	27,289	26,585
Accrued marketing	119,663	101,573
Employee-related expenses	201,353	209,562
Taxes payable	2,372	525
Interest and dividends payable	103,760	90,287
TOTAL CURRENT LIABILITIES	1,096,831	1,058,212

Long-term debt, less current maturities	624,801	250,000
Pension and post-retirement benefits	534,698	530,249
Other long-term liabilities	104,083	99,340
Deferred income taxes	139,192	98,410
Accumulated other comprehensive loss	(259,208)	(248,075)
Other shareholder's investment	5,654,976	5,187,772
TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$7,895,373	$6,975,908

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirty-Nine Weeks Ended
	July 29, 2018	July 30, 2017
OPERATING ACTIVITIES
Net earnings	$751,086	$628,740
Depreciation and amortization of intangibles	121,108	96,121
Increase in working capital	(49,374)	(205,303)
Other	(79,615)	11,835
NET CASH PROVIDED BY OPERATING ACTIVITIES	743,205	531,393

INVESTING ACTIVITIES
Proceeds from sale of business	—	135,944
Acquisitions of businesses/intangibles	(857,668)	—
Net purchases of property/equipment	(236,733)	(116,235)
(Increase) decrease in investments, equity in affiliates, and other assets	(1,569)	4,041
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,095,970)	23,750

FINANCING ACTIVITIES
Net proceeds (payments) from short-term debt	95,000	—
Net proceeds (payments) from long-term debt	374,801	—
Dividends paid on common stock	(288,515)	(256,341)
Share repurchase	(44,741)	(94,487)
Other	40,732	14,337
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	177,277	(336,491)
Effect of exchange rate changes on cash	348	(454)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(175,140)	218,198
Cash and cash equivalents at beginning of year	444,122	415,143
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$268,982	$633,341